Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (Form S-1) of Hipcricket, Inc. (formerly Augme Technologies, Inc.) of our report dated May 24, 2013, relating to the consolidated financial statements of Hipcricket, Inc. (formerly Augme Technologies, Inc.) as of February 28, 2013 and February 29, 2012, and for each of the two years in the period ended February 28, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph for the restatement of previously issued financial statements), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP
Seattle, Washington
November 1, 2013